Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 26, 2008, to this Registration Statement on Form S-1 of Ayers Exploration Inc. for the registration of shares of its common stock.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP
Houston, Texas
August 8, 2008